Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-133908 and No. 333-142192) and Forms S-8 (Nos. 333-135087, 333-61323, 333-85659, 033-80729, 033-77670, 033-51864, 333-62626) of Kimco Realty Corporation of our report dated February 27, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in discontinued operations as discussed in Notes 1 and 6, as to which the date is July 3, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

New York, New York

July 6, 2007

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